TECHNOLOGY AND TRADEMARK LICENSE AGREEMENT

    This TECHNOLOGY AND TRADEMARK LICENSE AGREEMENT ("Agreement") dated as of this 17th day of February, 1998 ("Effective Date") is made by and between Fargo Electronics, Inc., a corporation organized and existing under the laws of the State of Minnesota, with its principal place of business at 7901 Flying Cloud Drive, Eden Prairie, Minnesota ("Fargo") and Primera Technology, Inc., a corporation organized and existing under the laws of the State of Minnesota, with its principal place of business at 7901 Flying Cloud Drive, Eden Prairie, Minnesota ("Primera"):

WITNESSETH:

    WHEREAS, Fargo has developed certain printing technology useful in the production and quality control of vinyl sign printers, digital decal presses that feature automatic printing and cuffing of decals of any size or shape, and CD printers that feature printing on CD-R media;

    WHEREAS, Fargo and Primera are entering into that certain Asset Transfer Agreement dated as of the date hereof (the "Asset Agreement") which contemplates the execution of this Agreement by the parties hereto;

    WHEREAS, it is a condition to the obligations of the parties under the Asset Agreement that this Agreement be executed by the parties hereto; and

    WHEREAS, each party hereto represents that it is ready, willing, and able to undertake the responsibilities and obligations set forth in this Agreement, and that it possesses the rights, resources, and capabilities to perform its responsibilities under this Agreement.

    NOW, THEREFORE, in consideration of the mutual covenants and promises contained in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Primera and Fargo agree as follows:

1.
DEFINITIONS

    As used in this Agreement, the following terms, whether used in the singular or plural, shall have the following meanings:

  1.1
  "Affiliate" of any Person means a Person that controls, is controlled by, or is under common control with such Person. As used herein, "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities or other interests, by contract or otherwise. For purposes of this Agreement, an "Affiliate" of any Person shall be deemed to include all directors, officers, employees, agents, consultants or representatives of such Person and any Person or group of Persons who owns or controls 20% or more of the voting securities or other equity interests of such Person.

  1.2
  "Change of Control" with respect to any Person shall mean the occurrence of any one of the following events: (i) a merger or consolidation of such Person with or into another Person (with respect to which less than a majority of the outstanding voting power of the surviving or consolidated corporation is held by stockholders or other equity owners of the Person immediately prior to such event), (ii) the sale or transfer of all or substantially all of the properties and assets of the Person and its subsidiaries or (iii) any purchase by any party (or group of affiliated parties) other than an Investor (as defined in that certain Stockholders' Agreement to be dated as of February 18, 1998) of shares of capital stock or other equity interests of such Person (either through a negotiated stock purchase or a tender for such shares), the effect of which is that such party (or group of affiliated parties) that did not beneficially own a majority of the voting power of the outstanding shares of capital stock or other equity interests of such Person immediately prior to such purchase beneficially owns at least a majority of such voting power immediately after such purchase.

  1.3
  "Proprietary Information" means information which a Person possesses or to which such Person has rights which by its context or nature is or would reasonably be considered to be confidential by such Person, whether or not patentable or copyrightable, in written, oral, electronic or other tangible or intangible forms, stored in any medium including, by way of example and without limitation, trade secrets, ideas, concepts, designs, configurations, specifications, drawings, blueprints, diagrams, models, prototypes, samples, flow charts processes, techniques, formulas, software, improvements, inventions, data, know-how, discoveries, copyrightable materials, marketing plans and strategies, sales and financial reports and forecasts, customer lists, studies, reports, records, books, contracts, instruments, surveys, computer disks, diskettes, tapes or computer programs. Proprietary Information includes information developed by an employee of a Person in the course of such employee's employment by such Person.

  1.4
  "Confidential Information" of a Person means (i) all Proprietary Information of such Person, and (ii) the confidential information of others with whom such Person has a business relationship with reasonable expectations (whether as a result of a contract or otherwise) that such information will not be disclosed.

  1.5
  "Fargo Technology" means all proprietary processes, patents, print technology, technical information and know-how (whether or not patentable) and all other Proprietary Information owned or possessed by Fargo as of the date of this Agreement.

  1.6
  "Fargo Licensed Technology" means all Fargo Technology relating to the Distributed Business.

  1.7
  "Distributed Business" means the development, production, quality control, marketing, sale and distribution of (i) vinyl sign printers for media in excess of 11" x 17" in size, (ii) digital decal presses that feature automatic printing and cutting of decals of any size or shape, (iii) CD printers that feature printing on CD-R media and (iv) all media, accessories and products related thereto.

  1.8
  "Primera CD Technology" means all enhancements, improvements, modifications, new technology or new.designs, processes or methods of manufacturing, including all technical information and know-how related thereto, whether patentable or otherwise, developed by Primera for use in the development, production, quality control, marketing, sale and distribution of CD printers or media accessories or products related thereto that are developed by Primera during the Primera CD Development Period.

  1.9
  "Primera CD Development Period" means the time period from the Effective Date until a Change in Control of Fargo.

  1.10
  "Excluded Field of Use" means the development, production, quality control, marketing, sale and distribution of (i) printers principally designed for (a) card production and reproduction (including without limitation cards and similar products used for identification or security purposes), (b) page production and reproduction supporting media up to and including 11" x 17" in size and (c) digital photo production and reproduction and (ii) all media, accessories and products related thereto.

  1.11
  "Governmental Authority" means any federal, state, local, foreign or international court, government, department, commission, board, bureau, agency, official or other regulatory, administrative or governmental authority.

  1.12
  "Person" means an individual, a partnership, an association, a corporation, a trust, a joint venture, an unincorporated organization, a limited liability entity, any other entity and any Governmental Authority.

  1.13
  "Common Intellectual Property" means the patents, patent applications, trademark registrations and trademark applications set forth on Schedule A attached hereto, including any divisionals, continuations, continuations-in-part, reissues, reexaminations, renewals and foreign counterparts relating thereto, owned or possessed by Fargo.

2.
TECHNOLOGY LICENSE
2.1
Exclusive Technology License. Fargo hereby grants to Primera a world-wide, irrevocable, exclusive, royalty-free right and license, without the right to sublicense (other than to an Affiliate of Primera, provided that such Affiliate agrees in writing to be bound by all of the provisions of this Agreement), to make, have made, use, sell, and have sold products using the Fargo Licensed Technology in the Distributed Business only for a period ending on the seven year anniversary of the Effective Date, through independent distributors, sales agents or by Primera directly.

2.2
Non-Exclusive Technology License. Fargo hereby grants to Primera a world-wide, irrevocable, non-exclusive, royalty-free, perpetual right and license, without the right to sublicense (other than to an Affiliate of Primera, provided that such Affiliate agrees in writing to be bound by all of the provisions of this Agreement), to make, use, sell, and have sold products using the Fargo Technology other than in the Excluded Field of Use. Any purported sublicense without the prior written agreement required by this Section shall be null and void.

2.3
Unauthorized Use. In the event of the unauthorized manufacture, sale or distribution of products using the Fargo Technology by any third party or in the event of accidental disclosure of the Confidential Information of Fargo by an employee or agent of Primera, Primera agrees to notify Fargo promptly of such unauthorized act or disclosure and to make reasonable commercial efforts to investigate and terminate such unauthorized use or actions.

3.
GRANT-BACK OF TECHNOLOGY LICENSE
3.1
Technology License. Primera hereby grants to Fargo a world-wide, irrevocable, exclusive, royalty-free right and license, without the right to sublicense (other than to an Affiliate of Fargo, provided that such Affiliate agrees in writing to be bound by all of the provisions of this Agreement), to make, have made, use, sell, and have sold products using the Primera CD Technology in the Excluded Field of Use; provided, however, that such license shall be non-exclusive following the seven year anniversary of the Effective Date. During the Primera CD Development Period, Primera shall advise Fargo from time to time of the development of Primera CD Technology, and provide such information and assistance as Fargo may reasonable require to exercise the rights granted herein. Any purported sublicense without the prior written agreement required by this Section shall be null and void.

3.2
Unauthorized Use. In the event of the unauthorized manufacture, sale or distribution of products using the Primera CD Technology by any third party or in the event of accidental disclosure of the Confidential Information of Primera by an employee or agent of Fargo, Fargo agrees to make reasonable commercial efforts to investigate and terminate such unauthorized use or actions.

4.
USE OF NAMES
4.1
License. Fargo hereby grants to Primera a non-exclusive, nontransferable, royalty-free license to use the name "FARGO ELECTRONICS, INC." for a period of twelve months after the Effective Date solely in connection with the Distributed Business on products currently being produced, direct successor products thereof and advertising materials, sales and promotional materials and other ancillary marketing and sales materials relating thereto, subject to the limitations and obligations set forth in this Agreement.

4.2
Affiliation. Fargo agrees to allow Primera for a period of twelve months after the Effective Date, the right to reference its affiliation with Fargo in connection with Primera's establishment of new entities including the right to use "FARGO" as part of a corporate name, and to use names which include the term "FARGO" in connection with any products hereafter developed by Primera ("New Products"),provided that any such uses shall be sufficiently differentiated from Fargo's uses so as not to result in any confusion in the marketplace between Fargo's products and such New Products, and provided further, that Fargo has given its prior written approval of such names, which approval shall not be unreasonably withheld.

4.3
Use of Name. Primera shall conform to proper trademark usage practice in all jurisdictions in which Primera markets, advertises or sells products bearing the name "FARGO" as well as any reasonable instructions for trademark use provided by Fargo in connection with Primera's use of the name "FARGO ELECTRONICS, INC." or the name "FARGO".

4.4
Quality Control. All products bearing the name "FARGO ELECTRONICS, INC." or the name "FARGO" shall be of a quality which is substantially similar to the quality of comparable products previously manufactured and marketed by Fargo under such names. If Fargo reasonably determines that products bearing the name "FARGO ELECTRONICS, INC." or the name "FARGO" offered for sale by or on behalf of Primera deviate in a material manner from such standard, Fargo may notify Primera in writing of the nature of such deviations, and if Primera fails to correct such deviations within sixty (60) days after receipt of such notice, Fargo may, at its election, terminate the license granted pursuant to Section 4.1 or any approval granted pursuant to Section 4.2. In Primera's sole discretion, any such deviation may be corrected by removal of the name "FARGO ELECTRONICS, INC." or the name "FARGO" from those items that fail to meet the standard of quality. Fargo shall have the right to approve packages, labels and advertising used in connection with the sale of products using the name "FARGO ELECTRONICS, INC." or the name "FARGO", such approval not to be unreasonably withheld. In the event Fargo has not provided such approval within thirty (30) days after written request therefor, such approval shall be deemed given.

4.5
Trademark Registration. Primera shall advise Fargo of all jurisdictions in which Primera plans to sell or distribute products bearing the name "FARGO ELECTRONICS, INC." or the name "FARGO" so that Fargo may pursue appropriate trademark protection steps. Primera shall be responsible for the reasonable costs of preparing, filing and prosecuting trademark applications for the benefit of Fargo and in Fargo's name in any jurisdictions in which Primera sells or distributes products covered by this Agreement and bearing the name "FARGO ELECTRONICS, INC." or the name "FARGO" and in which Fargo does not sell (directly or indirectly) any products.

4.6
Goodwill. Primera expressly acknowledges that any use of the name "FARGO" by Primera hereunder shall inure to the benefit of Fargo and Primera hereby assigns any and all goodwill deriving from such use to Fargo. Primera hereby acknowledges that Fargo is and shall be the sole and exclusive owner of the name "FARGO ELECTRONICS, INC." and the name "FARGO".

4.7
Trademark License. Primera hereby grants to Fargo a non-exclusive, non-transferable, royalty-free license to use the trademark "PRIMERA®" (U.S. Reg. No. 1,876,441) in connection with products currently being produced by Fargo, direct successor products thereof and advertising materials, sales and promotional materials and other ancillary sales and marketing materials relating thereto.

4.8
Use of Name. Fargo shall conform to proper trademark usage practice in all jurisdictions in which Fargo markets, advertises or sells products bearing the name "PRIMERA" as well as any reasonable instructions for trademark use provided by Primera in connection with Fargo's use of the name "PRIMERA".

4.9
Quality Control. All products bearing the name "PRIMERA" shall be of a quality which is substantially similar to the quality of comparable products previously manufactured and marketed by Fargo under such names. If Primera reasonably determines that products bearing the name "PRIMERA" offered for sale by or on behalf of Fargo deviate in a material manner from such standard, Primera may notify Fargo in writing of the nature of such deviations, and if Fargo fails to correct such deviations within sixty (60) days after receipt of such notice, Primera may, at its election, terminate the license granted pursuant to Section 4.7. In Fargo's sole discretion, any such deviation may be corrected by removal of the name "PRIMERA" from those items that fail to meet the standard of quality.

5.
WARRANTIES: COVENANTS
5.1
Mutual Representations and Warranties. Each party hereby represents and warrants to the other party that it has the full power and authority to enter into this Agreement and that its execution, delivery and performance of this Agreement has been duly authorized by all required corporate action by such party.

5.2
Disclaimer of Warranties. EXCEPT AS PROVIDED IN SECTION 5.1 ABOVE, NEITHER PARTY MAKES ANY REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, WITH RESPECT TO THE TECHNOLOGY LICENSED HEREUNDER, THE TRADEMARKS LICENSED HEREUNDER, NON-INFRINGEMENT OR ANY OTHER MATTER RELATED TO THIS AGREEMENT. WITHOUT LIMITING THE FOREGOING, EACH PARTY EXPRESSLY DISCLAIMS ALL IMPLIED WARRANTIES OF MERCHANTABILITY, OR FITNESS FOR A PARTICULAR PURPOSE.

5.3
Prosecution and Protection of Common Intellectual Property. Fargo agrees to: (i) consult Primera regarding the selection of and prosecution of all patent and trademark applications related to the Common Intellectual Property; (ii) prosecute diligently all patent and trademark applications; (iii) take all reasonable steps to preserve and maintain Fargo's rights in the Common Intellectual Property; and (iv) not abandon the Common Intellectual Property or any application therefor without the prior consent of Primera.

    Primera agrees to assist Fargo in the selection and prosecution of such applications and to share equally in the costs and fees, including reasonable attorneys' fees, associated with the prosecution of such applications and the maintenance of the Common Intellectual Property.

  5.4
  Right of First Negotiation

    Prior to offering to sell, assign or transfer the Common Intellectual Property to any third party, except for any offer which if consummated would constitute a Change of Control, Fargo agrees to negotiate in good faith, for not less than twenty (20) days, to sell the Common Intellectual Property to Primera. If the Common Intellectual Property is sold to Primera under this provision, then Fargo shall take all necessary actions and execute all necessary instruments to effectuate and record assignment of the Common Intellectual Property to Primera, and Primera shall license the Common Intellectual Property to Fargo or any of its successor assigns on terms materially identical to those set forth herein. If Fargo and Primera are unable to agree on terms of such a purchase within the twenty-day period, then Fargo may offer and sell the Common Intellectual Property to a third party; provided that such offer is at a price no less than the price offered to Primera and on terms no more favorable than those offered to Primera.

    If Fargo consummates a transaction which constitutes a Change of Control, Fargo or the successor to Fargo's business shall agree in writing that notwithstanding the assignment or transfer of the Common Intellectual Property to such Person, the Common Intellectual Property shall remain subject to this Agreement.

6.
CONFIDENTIAL INFORMATION
6.1
Treatment of Fargo's Confidential Information. Primera hereby agrees to exercise every commercially reasonable precaution to prevent and restrain the unauthorized disclosure of Fargo's Confidential Information by any of its directors, officers, employees, consultants, subcontractors, subcompanies or agents until the seven year anniversary of the date hereof.

6.2
Treatment of Primera's Confidential Information. Fargo hereby agrees to exercise every commercially reasonable precaution to prevent and restrain the unauthorized disclosure of Primera's Confidential Information and all of its Proprietary Information licensed to Primera hereunder by any of its directors, officers, employees, consultants, subcontractors, subcompanies or agents until the seven year anniversary of the Effective Date.

6.3
Exceptions. Confidential Information shall not include information which either before or after the date of the disclosure to the receiving party (i) becomes published or generally known to the public, other than through the sale of products in the ordinary course, through no fault or omission on the part of the receiving party or an affiliated party; or (ii) is reasonably required to be disclosed by the receiving party to comply with applicable laws (including any applicable federal securities laws in connection with a public offering of securities or otherwise), to defend or prosecute litigation or to comply with governmental regulations (provided however, that the receiving party provides prior written notice of such proposed disclosure to the other party and takes reasonable and lawful actions to avoid and/or minimize the degree of such disclosure).

7.
MISCELLANEOUS PROVISIONS
7.1
Third Party Infringement. In the event of any third party infringement, misappropriation or misuse of the Fargo Licensed Technology, the "FARGO" name or trademark, the Primera CD Technology or the "PRIMERA" trademark the parties will develop a mutually acceptable plan for abatement of the infringing/unauthorized act and shall contribute toward attorneys' fees and costs in proportion to the loss of royalties or profits being caused by the infringement. Fargo shall have the right to pursue and control abatement of infringement of the Fargo Licensed Technology and the "FARGO" name and trademark and Primera shall have the right to pursue and control abatement of infringement of the Primera CD Technology and the "PRIMERA" trademark. In the event Fargo fails to take any necessary step to protect and preserve its rights in the Common Intellectual Property, Primera may, in its sole discretion and at its sole expense, take such step. Without limiting the generality of the foregoing, in the event Fargo fails to pursue infringers of the Common Intellectual Property, Primera shall have the right, but not the obligation, to bring an action at its sole expense to enforce the Common Intellectual Property, and if Primera commences any such action, Fargo shall reasonably cooperate with Primera as reasonably necessary (including, but not limited to being a party to any such action) in the prosecution of such action. In any lawsuit brought by any party for infringement, the other party shall have the right to be named as plaintiff. Any award or settlement in such action shall be divided in proportion to each party's loss of royalties or profits. In furtherance of the licenses granted hereunder, each party to this Agreement shall take all commercially reasonable actions to ensure that any distributors, resellers or OEMs with whom such party or any of its Affiliates contract agree to limitations in substantially the same form as set forth herein on the distribution, sale or resale of products sold or manufactured by such party or any of its Affiliates, and to cause the other party to be a third-party beneficiary of such agreements.

7.2
Notifications. All notices or other communication in connection with this Agreement must be in writing and shall be forwarded, charges prepaid, by certified or registered U.S. mail, return receipt requested, or by telefacsimile or telex confirmed by registered mail, properly addressed to respective parties as follows:

      If to Fargo:    Fargo Electronics, Inc.

          7901 Flying Cloud Drive
          Eden Prairie, MN 55344
          Tel: (612) 941-9470
          Fax: (612) 941-1838
          Attn: President

      If to Primera:  Primera Technology, Inc.

          7901 Flying Cloud Drive
          Eden Prairie, MN 55344
          Tel: (612) 941-9470
          Fax: (612) 941-1838
          Attn: President

or such other address as a party shall from time to time advise the other party by notice given pursuant to the provisions of this Section; and shall be deemed to have been received on the date of confirmed transmission of any such telefacsimile or telex or on the third day following the mailing of any such correspondence.

  7.3
  Entire Agreement. This Agreement and the Non-Competition Agreement constitute the entire agreement between the parties hereto relating to the subject matter hereof, and supersede all contemporaneous or prior discussions, understandings or undertakings regarding the subject matter hereof, whether written or oral. In the event of any conflict between the provisions of this Agreement and the provisions of the Non-Competition Agreement, the Non-Competition Agreement shall govern. No agreement or understanding amending this Agreement or any provision of this Agreement shall be valid or binding unless set forth in a written instrument which specifically refers to this Agreement and is signed by the parties.

  7.4
  Waiver. The waiver by any party of a breach or a default of any provision of this Agreement by any other party shall not be construed as a waiver of any subsequent breach of the same or any other provision, nor shall any delay or omission on the part of a party to exercise or avail itself of any right, power or privilege that it has or may have hereunder operate as a waiver of any right, power or privilege by such party.

  7.5
  Further Assurances. The parties agree to take all other acts and execute and deliver all other documents as may be necessary or appropriate to carry out theft respective obligations under this Agreement.

  7.6
  Headings. The headings contained in this Agreement are for convenience of reference only and shall not be considered in construing this Agreement.

  7.7
  Severability. If any provision or part of this Agreement shall, to any extent, be or become invalid or unenforceable, the remainder of this Agreement shall not be affected thereby, and every other provision of this Agreement shall remain valid and enforceable to the full extent permitted by applicable law. In such event, the invalid or unenforceable provision shall be enforced to the extent permissible by applicable law in accordance with the intent of the parties.

  7.8
  Assignment. Neither Fargo nor Primera may make any assignment of this Agreement or any interest herein or delegate any of their respective duties hereunder, by operation of law or otherwise, without the prior written consent of the other party. Any purported assignment without the prior written agreement required by this Section shall be null and void. For purposes of this Section 7.8, a Change of Control of Fargo or Primera shall be deemed to be an assignment. Notwithstanding the foregoing (i) Fargo may assign its rights under this Agreement without the consent of Primera pursuant to a Change of Control of Fargo and (ii) Primera may assign its rights under this Agreement without the consent of Fargo pursuant to a Change of Control of Primera provided that in the event such Change of Control occurs on or prior to the seventh anniversary of the date hereof, such transaction shall not involve any direct competitor of Fargo in the Excluded Field of Use, and provided further, that in the case of each of clause (i) and (ii), the assignee agrees in writing to be bound by all of the restrictions and obligations set forth in this Agreement. This Agreement shall inure to the benefit of and be binding upon the Fargo and Primera, their respective successors, executors, administrators, heirs and permitted assigns.

  7.9
  Force Majeure. No party to this Agreement shall be responsible for nonperformance or delay in performance of the terms or conditions of this Agreement (other than the payment of monies due to the other party) due to acts of God, acts of Governments, war, riots, strikes, accidents in transportation, or other causes beyond the reasonable control of such party.

  7.10
  Independent Contractors. The relationship between the parties is a relationship between independent contractors, and is not a joint venture, partnership or agency, and neither party to any such relationship shall have authority to obligate the other or purport to do so.

  7.11
  Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

  7.12
  Publicity. No party shall originate any publicity, news release or other public announcement, written or oral, relating to this Agreement without the prior written approval of each other party except as otherwise required by law. Such approval shall not be unreasonably withheld.

  7.13
  Governing Law. The validity, construction and interpretation of this Agreement, and the rights and duties of the parties shall be governed and construed in accordance with the laws of the State of New York.

  7.14
  Equitable Relief. Fargo and Primera each acknowledge that a breach of the promises contained in this Agreement would result in irreparable injury to the other parties hereto and cannot adequately be compensated with money damages. Accordingly, Fargo and Primera agree that if any of them breaches or proposes to breach any of the promises contained in this Agreement, in addition to any other remedy which may be available at law or in equity, the other party shall be entitled to specific performance, an injunction or other appropriate equitable relief to restrain any such breach without showing or proving any actual damage to such other party.

  7.15
  Bankruptcy. The license rights granted herein shall be deemed licenses of "intellectual property" for purposes of the United States Code, Title 11, Section 365(n). In the event of a licensor's (either Fargo or Primera) bankruptcy and a subsequent rejection or disclaimer of this Agreement by a bankruptcy trustee or by licensor (either Fargo or Primera) as a debtor-in-possession, under the law of the United States, licensee (either Fargo or Primera) may elect to retain its license rights, subject to and in accordance with the provisions of the United States Code, Title 11, Section 365(n) or other applicable law.

  [Remainder of Page Intentionally Left Blank]

    IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in their names by their properly and duly authorized officers or representatives as of the date first above written.

FARGO ELECTRONICS, INC.
By:	/s/ ROBERT P. CUMMINS Robert P. Cummins President
PRIMERA TECHNOLOGY, INC.
By:	/s/ ROBERT P. CUMMINS Robert P. Cummins President

COMMON INTELLECTUAL PROPERTY

U.S. Patents.

Title	Patent No.	Issue Date
Patterned intensities printer	5,636,331	06/03/97
Single sheet supplier	5,340,098	08/23/94
Transfer materials supplier	5,378,072	01/03/95
Transfer materials supplier	5,496,121	03/05/96
Transfer materials supplier	5,480,242	01/02/96

U.S. Patent Applications.

Title	Application No.	Filing Date
Thermal print head compensation	08/591,694	01/25/96
Printer ribbon identification sensor	08/759,373	12/04/96
Ink jet printable surface	08/857,526	05/16/97
Ink jet printable surface	08/969,324	11/13/97
Sheet drive roller	08/709,653	09/09/96
Optical registration statement for label printer cutter attachment	08/847,712	04/28/97
Sheet guide and pressure bracket for printer	08/929,173	09/08/97
Paper tray with single sheet feeder	08/924,624	09/05/97
Control for multiple control printing system	08/925,108	09/08/97

Foreign Patent Applications.

Title	Country	Patent No.	Issue Date
Patterned intensities printer	PCT	US94/03970 (inactive)	04/12/94
Printer ribbon identification sensor	PCT	US97/21921	12/02/97
Thermal print head compensation	PCT	US97/00147	01/03/97
Sheet drive roller	PCT	US97/15019	08/27/97

Trademark Registrations.

Mark	Country	Registration No.	Registration Date
PICTURA	United Kingdom	2020027	05/10/95
PICTURA	Canada	TMA471695	02/26/97
PICTURA	France	95570528	05/05/95
PICTURA	Spain	1966297	01/31/95
PICTURA	Japan	3329611	07/04/97
PICTURA	Hong Kong	6279	11/24/94
PICTURA	China	954719	02/28/97
PICTURA	Australia	699647	01/16/96
PICTURA	Germany	39519314	05/16/95

Trademark Applications.

Mark	Country	Application No.	Filing Date
PICTURA (stylized letters)	USA	74-606-186	11/24/94
PICTURA	Italy	MI95C 005069	05/18/95
PICTURA	Singapore	S/3975/95	05/04/95

Trade Names/Unregistered Trademarks.

FOTOSHIELD
TUFF COAT
RASTERSOFT